Exhibit 99

Press Release

Rural Cellular Corporation

Announces Offering

of

Senior Subordinated Notes

For Immediate Release

ALEXANDRIA, MN, January 4, 2002-- Rural Cellular Corporation (Nasdaq: RCCC) today announced that it will be offering $300 million of Senior Subordinated Notes.  The net proceeds from the sale will be used to pay down existing debt.  The Company said that completion of the notes offering is subject to market conditions.

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

The securities have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Certain important factors could cause the Company not to issue the above-mentioned securities, including the impact of changing economic or business conditions, unfavorable interest rates and other risk factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

For further information, contact:

Contact:  Wesley Schultz, Executive Vice President and CFO (320) 762-2000

 Suzanne Allen, Treasurer (320) 808-2156

World Wide Web address: http://www.rccwireless.com

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